Exhibit 4.2

WASHINGTON MUTUAL, INC.

and

THE BANK OF NEW YORK, as Trustee

__________________________

Subordinated Debt Securities

Second Supplemental Indenture

___________________________

Dated as of March 16, 2004

This SECOND SUPPLEMENTAL INDENTURE, dated as of March 16, 2004 (the  “Second Supplemental Indenture”), between WASHINGTON MUTUAL, INC., a corporation duly organized and existing under the laws of the State of Washington (herein called the “Company”), having its principal offices at 1201 Third Avenue, Seattle, Washington  98101, and THE BANK OF NEW YORK, (as successor to Harris Trust and Savings Bank and herein called the “Trustee”), as Trustee, and supplements and amends that certain Subordinated Debt Securities Indenture, dated as of April 4, 2000, between the Company and the Trustee, as amended by the First Supplemental Indenture, dated as of August 1, 2002 (the “Indenture”).

RECITALS OF THE COMPANY

Whereas, the Company executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of unlimited amounts of the Company’s unsubordinated and unsecured debentures, notes or other obligations for money so borrowed (the “Securities”) to be issued in one or more series as might be determined by the Company under the Indenture;

Whereas, Section 3.1 of the Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Indenture;

Whereas, Section 9.1 of the Indenture provides, among other things, that, without the consent of any Holders, the Company and the Trustee may change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is adversely affected by such change in or elimination of such provision;

Whereas, the Company has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture to supplement and amend the Indenture by, among other things, adding and amending certain definitions and modifying the Events of Default for any series of Securities established subsequent to the date of this Second Supplemental Indenture; and

Whereas, all things necessary to make this Second Supplemental Indenture a valid agreement of the parties and a valid supplement to the Indenture have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE I
DEFINITIONS

1.1.         Definitions.  All capitalized terms that are used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

1.2          Section References.  Each reference to a particular section set forth in this Second Supplemental Indenture shall, unless the context otherwise requires, refer to this Second Supplemental Indenture.

ARTICLE II
AMENDMENTS

2.1          Definitions.  The definition of “Debt” found in Section 1.1 of the Indenture shall be amended in its entirety with respect to any series of Securities issued subsequent to the date of this Second Supplemental Indenture, as follows:

“Debt” means indebtedness of the Company or any Principal Subsidiary Bank representing money borrowed (which term shall include evidences of indebtedness representing extensions of credit whether or not representing obligations for money borrowed), except indebtedness owed to the Company or any Principal Subsidiary Bank by any Subsidiary or owed to any Subsidiary by the Company or any Principal Subsidiary Bank, and shall include indebtedness of any other person for money borrowed when such indebtedness is guaranteed by the Company or any Principal Subsidiary Bank.

Section 1.1 of the Indenture shall be amended with respect to any series of Securities issued subsequent to the date of this Second Supplemental Indenture to include the following definitions:

“Principal Subsidiary Bank” means each of (i) Washington Mutual Bank, FA and (ii) any other Subsidiary Bank the consolidated assets of which constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

“Subsidiary Bank” means any Subsidiary that is organized under the laws of the United States, any state of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa or the Virgin Islands and either (1) accepts deposits that the depositor has a legal right to withdraw on demand and engages in the business of making loans or (ii) is a trust company.

2.2          Events of Default.  Section 5.1(f) of the Indenture shall be amended to read in its entirety with respect to any series of Securities issued subsequent to the date of this Second Supplemental Indenture, as follows:

(f) an event of default, as defined in any mortgage, indenture (including this Indenture), trust agreement or other instrument securing, evidencing or providing for any Debt as a result of which Debt in excess of $75,000,000 aggregate principal amount shall be or become due and payable prior to the date on which the same would otherwise become due and payable, and such acceleration shall not have been annulled or rescinded or such Debt discharged within a period of 30 days after notice of such acceleration to the Company; provided, however, that, if such event of default with respect to such other series of Securities or under such indenture or instrument, as the case may be, shall be remedied or cured by the Company or waived by the holders of such other series of Securities or the holders of such indebtedness, as the case may be, pursuant to this Indenture or such indenture or instrument, as the case may be, then unless the maturity of the Securities of such series shall have been accelerated as provided in Section 5.2 hereof, the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or the holders of such series; or

ARTICLE III
MISCELLANEOUS

3.1          Effect on Indenture.  This Second Supplemental Indenture is a supplement to the Indenture.  As supplemented by this Second Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this Second Supplemental Indenture shall together constitute one and the same instrument.

3.2          Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

3.3          Recitals.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

3.4          Governing Law.  This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested as of the day and year first above written.

WASHINGTON MUTUAL, INC.

By	/s/ Thomas W. Casey
Name:	Thomas W. Casey
Title:	Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By	/s/ Michael Pitfick
Name:	Michael Pitfick
Title:	Assistant Vice President

Second Supplemental Indenture Signature Page